WARRIOR MET COAL, INC.
AMENDMENT TO DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENTS

This AMENDMENT TO DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENTS (this “Amendment”) is made and entered into as of _________, 2020, by and between Warrior Met Coal, Inc., a Delaware corporation (the “Company”), and _____________ (the “Participant”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, the Participant has received certain Awards of Restricted Stock Units pursuant to Section 9 of the Warrior Met Coal, Inc. 2017 Equity Incentive Plan (the “Plan”), each of which is reflected in a Director Restricted Stock Unit Award Agreement, by and between the Company and the Participant, dated [________________] (the Award Agreements”); and

WHEREAS, pursuant to Section 4 of the Plan, the Compensation Committee of the Board of Directors (the “Compensation Committee”) has the full power and authority to administer the Plan, including the authority to accelerate the vesting of any outstanding Awards; and

WHEREAS, the Compensation Committee believes it is desirable for the Company and the Participant to amend the Award Agreements to provide for the accelerated vesting or issuance, as applicable, of the related Awards in the event of the termination of the Participant’s continuous employment with the Company as a result of the Participant’s death, disability or resignation from the Board of Directors.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Section 3(a) of each of the Award Agreements is hereby deleted and replaced with the following:

“(a) The RSUs subject to this award shall vest in three equal annual installments on each of the first three anniversaries of the Grant Date; provided, that, except as otherwise provided below, the Participant’s continuing service as a member of the Board has not terminated prior to the relevant vesting date(s). In the event of the termination of the Participant’s continuing service as a member of the Board for any reason other than death, disability (as defined and determined in the sole discretion of the Committee) or Retirement (as defined below) prior to the third anniversary of the Grant Date, any RSUs held by the Participant that have not vested as of the date of such termination shall be forfeited without payment of any consideration.”

2. Section 3(b) of each of the Award Agreements is hereby deleted and replaced with the following:

“(b) In the event of the termination of the Participant’s continuing service as a member of the Board as a result of the Participant’s death, disability (as defined and determined in the sole discretion of the Committee) or Retirement prior to the third anniversary of the Grant

Date, any unvested RSUs held by the Participant shall vest in full. The Company shall issue the vested RSUs in accordance with the timing specified in Section 3(c) below.

For purposes of this Agreement, the term “Retirement” shall mean (i) the Participant’s resignation from the Board that occurs on or after the date on which the Participant attains the age of fifty-five (55) and has completed at least five (5) years of service as a member of the Board or (ii) the failure of the Participant to be re-elected to the Board by the Company’s stockholders at a meeting of stockholders at which the Participant is standing for re-election, provided that the director is otherwise in “good standing” with the Board, as defined and determined in the sole discretion of the Committee.”

3. Section 3(c) of each of the Award Agreements is hereby deleted and replaced with the following:

“Vested RSUs will be settled in shares of Common Stock as soon as reasonably practicable following the date on which such RSUs vest; provided, however, that in no event shall such RSUs be settled more than thirty (30) days after such vesting date. Notwithstanding the foregoing, any RSUs that become vested as a result of a Participant’s Retirement pursuant to Section 3(b) above shall be settled as soon as reasonably practicable following the earlier of (i) such Participant’s Separation from Service or (ii) the anniversary applicable to such portion of vested RSUs as provided in Section 3(a); provided, however, that in no event shall such vested RSUs be settled more than thirty (30) days after such “earlier of” date.

For purposes of this Agreement, the actual date of settlement for the vested RSUs shall in each case be known as the “Settlement Date.” Upon the issuance of the shares to the Participant, the corresponding RSUs shall cease to be credited to the Account.

For purposes of this Agreement, the term “Separation from Service” shall mean a Participant’s “separation from service” with the Company or any of its Affiliates, as defined in Code Section 409A.”

4. Except as set forth herein, the Award Agreements remain in full force and effect.

5. The parties shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purpose of this Amendment.

6. This Amendment may be executed in any number of counterparts. All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed as of the date first written above.

WARRIOR MET COAL, INC.

By:
Name: Walter J. Scheller, III
Its: Chief Executive Officer

[PARTICIPANT]

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